Exhibit 10.7

[OSI LETTERHEAD]

April 1, 2010

Dr. Angela Davies
Vice President, Clinical Research

Dear Angela:

It is my pleasure to confirm your promotion to Senior Vice President and Chief Medical Officer, Oncology, effective today, of OSI Pharmaceuticals, Inc. (“OSIP”).  In this position you will now report to me.  The grade for this position is a 12 and your salary will increase, also effective today, to an annual rate of $350,000.

In addition, in the event that there is a “Change in Control” of OSIP and within 12 months following such Change in Control either (a) your employment is terminated by OSIP (or a successor) without “Cause” or (b) you terminate your employment with “Good Reason” (terminations following a Change in Control described in clause (a) or (b) being referred to herein as a “Severance”),

(i)
you will be entitled to a lump sum cash payment as soon as practicable but in no event later than 10 days after the date on which you have incurred a Severance (the “Severance Date”) equal to (A) one times (1x) your annual base salary (immediately prior to the Change in Control or immediately prior to your Severance Date, whichever is higher) plus (B) a pro-rated bonus in respect of the fiscal year in which the Change of Control occurs for the period up to and including the Severance Date, based on 100% of Target (as defined in OSIP’s compensation program) plus (C) any accrued but previously unpaid annual base salary and any accrued vacation pay through the Severance Date;

(ii)
for a period of 12 months following the Severance Date, OSIP will, at its sole expense, provide to you and your eligible dependents group medical and dental benefits substantially similar to the benefits provided to you under the OSIP group medical and dental plans in which you were eligible to participate immediately prior to the Severance Date or, if more favorable to you, immediately prior to the Change in Control. The coverage period for purposes of the group health continuation requirements of Section 4980B of the Internal Revenue Code (commonly referred to as the COBRA continuation period) will be treated as commencing on the date immediately following the 12-month period referred in this section; and

(iii)
 the vesting of all unvested equity or equity based awards held by you at the time of such Severance, including stock options and RSU’s and, for the avoidance of doubt, any equity,  equity-based awards or other benefits of either OSIP or a successor into which unvested equity of OSIP held by you at the time of a Change in Control is converted in connection with the Change in Control, will accelerate and be immediately exercisable or payable, as the case may be, immediately prior to such Severance.   This provision supersedes the provisions regarding the same subject in the agreements evidencing your grants of stock options and RSU’s made in December 2009.

As an additional relocation benefit in connection with OSIP’s consolidation of its US facilities in Ardsley, NY, you will receive a payment of $100,000 on the later of December 31, 2010 or the date of closing of your purchase of a dwelling in and around Ardsley, NY, provided that you are still employed by OSIP or a successor on such date. In the event that you experience a Severance prior to December 31, 2010, you will receive this $100,000 payment at the time of such Severance provided that you have closed on the purchase of the dwelling described above prior to the date of the Severance.

For purposes of this letter agreement, the terms Change in Control, Cause and Good Reason (and the defined terms included in such definitions) shall have the meaning set forth on Appendix A hereto. In the event that any of the payments referenced herein must be delayed so as to avoid the imposition of additional taxes upon you pursuant to the operation of Section 409A of the Internal Revenue Code of 1986, as amended, such payments shall be delayed until the date which is six months and one day following a Severance.

Angela, I congratulate you on this achievement and trust you will meet the challenges of your new position with great success.  If you are in agreement with this letter, please sign both copies of this letter and return one copy to Amy Sheehan in the enclosed envelope.  One copy is for your records.

Sincerely,

/s/ Colin Goddard

Colin Goddard, Ph.D.
Chief Executive Officer

Accepted by:	/s/ Angela Davies
Angela Davies

Date: _______________________

APPENDIX A – APPLICABLE DEFINITIONS

“Affiliate” shall mean, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

“Board” shall mean the Board of Directors of OSIP.

"Cause" shall mean that you have: (a) willfully and continually failed to substantially perform, or been willfully grossly negligent in the discharge of, your duties to OSIP or any of its subsidiaries (in any case, other than by reason of a disability, physical or mental illness or analogous condition), which failure or negligence continues for a period of 10 business days after a written demand for performance is delivered to you by the Board, which specifically identifies the manner in which the Board believes that you have not substantially performed, or been grossly negligent in the discharge of, his or her duties; (b) committed or engaged in an act of theft, embezzlement or fraud, or committed a willful and material breach of confidentiality with respect to OSIP or any of its subsidiaries or a willful unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of OSIP or any of its subsidiaries; (c) willfully breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of OSIP or any of its subsidiaries; or (d) been convicted of a felony or a misdemeanor with respect to which fraud or dishonesty is a material element.  No act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith or without reasonable belief that your act or failure to act was in the best interests of OSIP.

A "Change in Control" shall be deemed to mean the first of the following events to occur after the date hereof:

(a)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding shares of common stock of OSIP (the "Outstanding Company Common Stock") or (2) the combined voting power of the then-outstanding voting securities of OSIP entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from OSIP, (B) any acquisition by OSIP, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by OSIP or any Affiliate of OSIP or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with clause (c)(1) or (c)(2) below;

(b)           Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by OSIP's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)           The consummation of a merger or consolidation of OSIP or any direct or indirect subsidiary of OSIP with any other corporation, other than (1) a merger or consolidation which results in the directors of OSIP immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of OSIP, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalization of OSIP (or similar transaction) in which no Person acquires beneficial ownership, directly or indirectly, of securities of OSIP (not including in the securities beneficially owned by such Person any securities acquired directly from OSIP) representing 50% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities; or

(d)           Shareholders of OSIP approve a plan of complete liquidation or dissolution of OSIP or there is consummated an agreement for the sale or disposition by OSIP of all or substantially all of OSIP 's assets, other than a sale or disposition by OSIP of all or substantially all of OSIP 's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of OSIP in substantially the same proportions as their ownership of OSIP immediately prior to such sale.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean (i) a material adverse alteration in the nature or status of your responsibilities with OSIP or any subsidiary thereof from those in effect immediately prior to the Change in Control, (ii) a reduction in your salary or target bonus opportunity from those in effect immediately prior to the Change in Control, or (iii) a relocation of your principal place of business of more than 35 miles; provided that the relocation of your work location to Ardsley, New York which is planned as of the date hereof shall not constitute Good Reason hereunder.